Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS FOURTH QUARTER AND FULL YEAR UNAUDITED OPERATING RESULTS
QUARTERLY REVENUE OF $72.7 MILLION UP 9.5% SEQUENTIALLY;
FY2008 REVENUE OF $283.5 MILLION UP 27.2% OVER FY2007
EATONTOWN, N.J., May 22, 2008 — Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the fourth quarter and full year ended March 31, 2008.
Financial Highlights for the Fourth Quarter Ended March 31, 2008:
•	Sales increased $6.3 million, or 9.5%, to $72.7 million from $66.4 million in the quarter ended December 31, 2007, primarily as a result of increased sales of 40Gbps, X2 and SFP data products. Sales of 10Gbps and above products increased $6.1 million, or 11.3%, to $60.1 million, while sales of less than 10Gbps products increased $0.7 million, or 9.3%, to $8.2 million, and industrial and commercial product sales decreased by $0.5 million, or 10.2%, to $4.4 million.

•	Sales increased $7.3 million, or 11.2%, from $65.4 million in the quarter ended March 31, 2007, primarily as a result of increased sales of 40Gbps, X2 and SFP data products partially offset by lower demand for our 300 pin fixed wavelength modules.

•	Sales to Cisco and Alcatel-Lucent represented 45.7% and 14.3% of total sales, respectively, as compared to 37.7% and 19.9% for the quarter ended December 31, 2007, and 38.5% and 20.9% for the quarter ended March 31, 2007.

•	Gross margin was 32.9%, as compared to 32.8% for the quarter ended December 31, 2007 and 33.9% for the quarter ended March 31, 2007. The increase in gross margin from the quarter ended December 31, 2007 primarily reflects the benefits from lower warranty reserve requirements that were partially offset by increased sales of lower margin SFP and 10Gbps multimode fiber data products and the negative effects of foreign currency exchange fluctuations. The decrease in gross margin from the quarter ended March 31, 2007 primarily resulted from increased sales of lower margin SFP and 10Gbps multimode fiber data products and the negative effect of foreign currency exchange fluctuations, partially offset by the benefits from lower stock-based compensation expense.

•	Operating loss, including $1.0 million of stock-based compensation expense, was $0.8 million, or 1.1% of sales, as compared to operating income of $1.8 million, or 2.7% of sales for the quarter ended December 31, 2007 and an operating loss of $1.1 million, or 1.7% of sales, for the quarter ended March 31, 2007. The decrease in operating income from the quarter ended December 31, 2007 primarily resulted from higher R&D and marketing communication expenses, costs incurred to amend previously filed financial statements, non-cash charges related to the disposal of certain obsolete fixed assets and the negative effects of foreign currency exchange fluctuations, partially offset by the improvement in gross margin discussed above and lower stock-based compensation expense. Additionally, operating income for the quarter ended December 31, 2007 included the reversal of performance-based bonus accruals.

•	Net income was $0.9 million, or $0.01 per diluted share, as compared to $4.3 million, or $0.07 per diluted share, for the quarter ended December 31, 2007 and $0.9 million, or $0.02 per diluted share, for the quarter ended March 31, 2007. The decrease in diluted earnings per share from the quarter ended December 31, 2007 primarily resulted from lower operating results as described above and the negative effects of lower interest rates on short-term investments and lower foreign currency exchange gains.

•	Cash and cash equivalents increased by $18.3 million to $221.7 million at March 31, 2008 as compared to $203.4 million at December 31, 2007, as $1.8 million of cash from operations and proceeds from a new $20.1 million short-term yen denominated loan were partially offset by investments in capital expenditures to expand manufacturing capacity and payments on capital equipment lease obligations.
Financial Highlights for the Year Ended March 31, 2008:
•	Sales increased $60.6 million, or 27.2%, to $283.5 million compared to $222.9 million for the year ended March 31, 2007, primarily as a result of increased sales of 40Gbps, X2, 300 pin tunable, SFP data and XFP products, partially offset by lower demand for 300 pin fixed wavelength modules. Sales of 10Gbps and above products increased $56.3 million, or 31.8%, to $233.4 million, while sales of less than 10Gbps products increased $5.1 million, or 19.5%, to $31.3 million. Industrial and commercial product sales increased by $2.4 million, or 14.6%, to $18.8 million and DVD sales, which were discontinued in September 2006, decreased by $3.2 million.
•	Sales to Cisco and Alcatel-Lucent were 40.0% and 20.0% of total sales, respectively, as compared to 37.7% and 20.1% for the prior year.
•	Gross margin improved to 34.0% from 33.3% in the year ended March 31, 2007 and operating income increased to $9.3 million, or 3.3% of sales, from an operating loss of $2.1 million in the prior year.
•	Net income was $17.0 million, or $0.26 per diluted share, as compared to $0.7 million, or $0.01 per diluted share, for the year ended March 31, 2007.
•	Cash and cash equivalents increased by $21.9 million to $221.7 million for the year ended March 31, 2008 as $11.5 million of cash from operations and proceeds from a new $20.1 million short-term yen denominated loan were partially offset by investments in capital expenditures to expand manufacturing capacity and payments on capital equipment lease obligations.
Market Observations and Guidance:
Commenting on the Company’s recent performance, Opnext, Inc. President and Chief Executive Officer Harry Bosco said, “Following the bumps in the road encountered in the December quarter, we’re particularly glad to be back on our growth plan, as demonstrated by achieving nearly $73 million in sales for the March quarter. This performance capped a very strong year, as revenues approached $284 million and net income reached $17 million. This represents growth in revenue of 27% over fiscal year 2007 and an improvement of more than $16 million in net income.”
“Deployment of broadband applications continues to drive demand for our products. This was confirmed in the quarter as:
•	sales of our 40G products rebounded and demand for these products continues to build across our customer base. We recently committed to expand our manufacturing capacity to support this demand;

•	sales to Cisco, our largest customer, remained strong and were well-balanced across our product lines;

•	we continue to increase our design wins with customers such as Huawei, Ericsson, and Nortel; and

•	a pick-up in spending by certain Japanese customers suggests that telecom builds are progressing.”
“We are encouraged by the market opportunities that we have before us as we broaden our product lines to address new markets in the highest growth market segments. We believe the 10G and above market segment should continue to grow faster than the overall market. However, there continues to be limited visibility in short-term customer demand, lumpiness in customer spending patterns, and uncertainty related to the broader economic downturn. For these reasons we believe it is prudent to remain cautiously optimistic for the upcoming June quarter, just as we were entering the March quarter.”
“For our first quarter of fiscal year 2009, ending June 30, 2008, we expect sequential growth with revenue in the range of $74 to $77 million. For fiscal year 2009, we are well-positioned to continue our growth in the 10G and 40G markets, while expanding our 40G portfolio to address broader network applications,” concluded Mr. Bosco.

Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected sales for the quarter ending June 30, 2008 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed on February 25, 2008. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 9:00 a.m. EDT, today, Thursday, May 22, 2008, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 46625687. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, May 29, 2008 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 46625687. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$221,686	$199,786
Trade receivables, net	55,443	53,974
Inventories, net	90,297	62,560
Prepaid expenses and other current assets.	3,639	3,221

Total current assets	371,065	319,541
Property, plant, and equipment, net	55,488	42,396
Goodwill	5,698	5,698
Other assets	208	214

Total assets	$432,459	$367,849

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$45,531	$41,585
Accrued expenses	14,184	14,201
Short-term debt	20,060	—
Capital lease obligations	7,414	4,135

Total current liabilities	87,189	59,921
Capital lease obligations	18,843	11,858
Other long-term liabilities	3,349	5,413

Total liabilities	109,381	77,192

Total shareholders’ equity	323,078	290,657

Total liabilities and shareholders’ equity	$432,459	$367,849

Opnext, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Sales	$72,684	$65,376	$283,498	$222,859
Cost of sales	48,785	43,187	187,123	148,753

Gross margin	23,899	22,189	96,375	74,106
Research and development expenses	10,745	10,665	38,324	35,615
Selling, general and administrative expenses	13,431	12,437	48,291	40,231
Other operating expenses	543	205	502	311

Operating (loss) income	(820)	(1,118)	9,258	(2,051)
Interest income, net	1,578	1,182	8,534	3,298
Other income (expense), net	121	845	(744)	(551)

Income before income taxes	879	909	17,048	696
Income tax benefit	71	—	—	—

Net income	$950	$909	$17,048	$696

Net income per share:
Basic	0.01	$0.02	$0.26	$0.01
Diluted	0.01	$0.02	$0.26	$0.01
Weighted average number of shares used in computing net income per share:
Basic	64,640	57,803	64,598	53,432
Diluted	64,669	58,027	64,633	53,486

Opnext, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$950	$909	$17,048	$696
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,600	1,392	10,615	10,305
Compensation expense	979	3,521	3,337	3,552
Non-cash expenses	543	205	502	311
Changes in assets and liabilities, net of assets acquired	(3,311)	(248)	(19,977)	(18,896)

Net cash provided by (used in) operating activities	1,761	5,779	11,525	(4,032)
Cash flows from investing activities
Capital expenditures	(1,523)	(1,415)	(5,071)	(3,142)

Net cash used in investing activities	(1,523)	(1,415)	(5,071)	(3,142)
Cash flows from financing activities
Short-term debt borrowings (payments)	20,060	(50,892)	20,060	(50,892)
Payments on capital lease obligations	(1,701)	(805)	(5,452)	(2,464)
Repurchase of common stock	(94)	—	(94)	—
Exercise of stock options	7	20	23	46
Net proceeds from initial public offering	(105)	170,983	(105)	170,983

Net cash provided by financing activities	18,167	119,306	14,432	117,673
Effect of foreign exchange rates on cash and cash equivalents	(111)	(152)	1,014	(71)

Increase in cash and cash equivalents	18,294	123,518	21,900	110,428
Cash and cash equivalents at beginning of period	203,392	76,268	199,786	89,358

Cash and cash equivalents at end of period	$221,686	$199,786	$221,686	$199,786

Supplemental cash flow information
Cash paid during the year for:
Interest	$140	$139	$435	$531
Non-cash financing activities
Capital lease obligations incurred	$(2,940)	$(7,914)	$(11,825)	$(10,265)

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)
Use of Non-GAAP Financial Measures: The Company adopted SFAS 123R effective April 1, 2006 and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related compensation expense may vary significantly. Management excludes these related costs for the purpose of assessing its internal operating performance. Accordingly, the Company provides non-GAAP gross margin, operating expense, operating profit (loss), net income (loss) and net income (loss) per share financial measures as supplemental information, in addition to the GAAP presentation to its investors in an effort to provide greater transparency and insight into management’s analysis. The Company expects to continue providing similar information in the future which reconciles the differences between GAAP and non-GAAP financial measures.

	Three Months Ended March 31, 2008
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$72,684	$—	$72,684	100.0%	100.0%
Gross margin	23,957	(58)	23,899	33.0%	32.9%
Operating expenses	23,798	(921)	24,719	32.7%	34.0%
Operating income (loss)	159	(979)	(820)	0.2%	(1.1)%
Net income	$1,929	$(979)	$950	2.7%	1.3%

Net income per share:
Basic	$0.03		$0.01
Diluted	$0.03		$0.01
Shares
Basic	64,640		64,640
Diluted	64,669		64,669

	Three Months Ended December 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$66,408	$—	$66,408	100.0%	100.0%
Gross margin	21,872	(117)	21,755	32.9%	32.8%
Operating expenses	18,818	(1,174)	19,992	28.4%	30.1%
Operating income	3,054	(1,291)	1,763	4.6%	2.7%
Net income	$5,546	$(1,291)	$4,255	8.3%	6.4%

Net income per share:
Basic	$0.09		$0.07
Diluted	$0.09		$0.07
Shares
Basic	64,627		64,627
Diluted	64,670		64,670

	Three Months Ended March 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$65,376	$—	$65,376	100.0%	100.0%
Gross margin	22,878	(689)	22,189	35.0%	33.9%
Operating expenses	20,475	(2,832)	23,307	31.3%	35.7%
Operating income (loss)	2,403	(3,521)	(1,118)	3.7%	(1.7)%
Net income	$4,430	$(3,521)	$909	6.8%	1.4%

Net income per share:
Basic	$0.08		$0.02
Diluted	$0.08		$0.02
Shares
Basic	57,803		57,803
Diluted	58,027		58,027

	Twelve Months Ended March 31, 2008
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$283,498	$—	$283,498	100.0%	100.0%
Gross margin	96,634	(259)	96,375	34.1%	34.0%
Operating expenses	84,039	(3,078)	87,117	29.6%	30.7%
Operating income	12,595	(3,337)	9,258	4.4%	3.3%
Net income	$20,385	$(3,337)	$17,048	7.2%	6.0%

Net income per share:
Basic	$0.32		$0.26
Diluted	$0.32		$0.26
Shares
Basic	64,598		64,598
Diluted	64,633		64,633

	Twelve Months Ended March 31, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$222,859	$—	$222,859	100.0%	100.0%
Gross margin	74,795	(689)	74,106	33.6%	33.3%
Operating expenses	73,294	(2,863)	76,157	32.9%	34.2%
Operating income (loss)	1,501	(3,552)	(2,051)	0.7%	(0.9)%
Net income	$4,248	$(3,552)	$696	1.9%	(0.3)%

Net income per share:
Basic	$0.08		$0.01
Diluted	$0.08		$0.01
Shares
Basic	53,432		53,432
Diluted	53,486		53,486